Exhibit 99.1

[LOGO OF LIBERTY NATIONAL BANK]

NEWS RELEASE

For Immediate Release: July 15, 2004

Liberty National Bancshares, Inc. Reports Second Quarter Earnings –

CONYERS, Georgia – July 15, 2004 – Today Liberty National Bancshares, Inc. announced the results of its operations for the quarter ended June 30, 2004. Net income for the second quarter of 2004 was $412 thousand compared to $293 thousand for the same period last year, reflecting a 41 percent increase. June 2004 year-to-date net income totaled $864 thousand and constituted a 33 percent increase compared to $650 thousand during the first six months of last year.

Second quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $254 thousand to $1.6 million, or 19 percent more than during the same period in 2003. June 2004 year-to-date net-interest income totaled $3.1 million and represented a 20 percent increase compared to the same period in 2003.

For the quarter ended June 30, 2004, non-interest income (other fees for services) decreased by 5 percent to $476 thousand, while non-interest operating expenses increased 5 percent to $1.2 million. Year-to-date non-interest income totaled $941 thousand and was 4 percent higher than during the same period in 2003. Year-to-date non-interest operating expenses totaled $2.4 million, which constituted a 10 percent increase compared to the same period last year.

Gross loans outstanding at the second quarter end totaled $141 million, and constituted a 22 percent increase over the June 30, 2003 balance and 8 percent growth since the 2003 fiscal year end. Deposits as of June 30, 2004 were $162 million, which represented a 28 percent increase over the total at June 30, 2003, and a 15 percent increase since the 2003 fiscal year end. The company’s total assets were $180 million as of June 30, 2004, compared to $141 million at the end of the second quarter last year and $157 million at December 31, 2003.

“Even with intense competition in Rockdale and Newton Counties, the company’s net income and total assets have continued to grow, 33 percent and 27 percent respectively, over the same six month period in 2003. Our deposits and loans also increased, which further strengthens our position in the local markets.

Non-interest income decreased by five percent, primarily due to reduced mortgage origination income and decreased service charges on deposit accounts,” stated Bill Daniel, Liberty National’s CEO. “We are on track to produce another record year for our shareholders. That objective will be attained by keeping our expenses under control and continuing the practice of conservative loan underwriting that produces minimal charge-offs and a strong portfolio,” Daniel added.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank (“LNB”), which operates offices in Rockdale and Newton Counties. A full-service financial institution, LNB offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County – are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For more information contact:

• Bill Daniel, Chief Executive Officer • Liberty National Bank • 1000 Georgia Highway 138 • Conyers, Georgia 30013 •

• 770-785-7880 • www.libertywebbank.com •